Exhibit 2

Press release	Trades under the symbol (TSX): PJC.SV.A

For immediate release

THE JEAN COUTU GROUP -  SECOND QUARTER RESULTS

Longueuil, December 9, 2004 - The Jean Coutu Group (PJC) Inc. (‘‘PJC’’) announced today that the release of results and related conference call for the second quarter ended November 27, 2004 will take place on January 25, 2005.

Financial analysts are invited to attend the Jean Coutu conference call during which the financial results of the second quarter of fiscal 2004-2005 will be presented:

Time and date:	Tuesday, January 25, 2005 at 10:00 A.M. ET

Dial number:	1 800 387-6216

Conference call name:	The Jean Coutu Group (PJC) Inc.

Media and other interested individuals are invited to listen to the live or deferred broadcast on the Jean Coutu Group corporate website at www.jeancoutu.com. A full replay will also be available by dialling 1 800 408-3053 until February 25, 2005 (access code 3127132 (pound sign)).

The release and filing date is beyond the statutory filing date under applicable Canadian securities laws. ‘‘This unique situation is the result of PJC’s Eckerd acquisition and integration. As a result of the acquisition, we are converting several distinct general ledger and reporting systems into one integrated system. We are working diligently during the Brooks-Eckerd conversion and integration process but have delayed release of our quarterly results to ensure that we produce the interim financial information that our shareholders expect. We will be in a position to respect the required quarterly filing deadlines of securities regulators later this fiscal year,’’ said André Belzile, Senior Vice-President Finance and Corporate Affairs.

PJC has notified securities regulators that the Company would be delaying its release and filing date beyond the statutory filing date. Throughout this process, the Company’s management, directors and insiders are and have been prohibited from trading in the Company’s securities under the Company’s long standing insider trading policy. On its own initiative, the Company has taken the liberty to request that the Autorité des marchés financiers (Financial Market Authority) issue a formal and temporary order that prohibits directors, officers and insiders of PJC from trading in its securities as of the required statutory filing date and as long as interim financial statements of the Company are not filed. Once issued, such cease trading order applies only to PJC’s management, directors and insiders. The Company’s securities will remain fully tradable on the market by all other investors.

PJC shall provide to the Securities Regulators information in accordance with CSA Staff Notice 57-301 ‘‘Failing to file financial statements on time – management cease trade orders’’.

PJC has requested an extension to the required filing deadline for its interim financial statements from the administrative agents of its credit facilities.

About The Jean Coutu Group

The Jean Coutu Group (PJC) Inc. is the fourth largest drugstore chain in North America and the second largest in both the eastern United States and Canada. The Company and its combined network of 2,209 corporate and affiliated drugstores (under the banners of Eckerd, Brooks, PJC Jean Coutu, PJC Clinique and PJC Santé Beauté) employ more than 59,600 people.

The Jean Coutu Group’s United States operations employ over 45,600 persons and comprise 1,888 corporate owned Eckerd and Brooks drugstores located in 18 states of the Northeastern, mid-Atlantic and Southeastern United States. The Jean Coutu Group’s Canadian operations and the drugstores affiliated to its network employ over 14,000 people and comprise 321 PJC Jean Coutu franchised stores in Quebec, New Brunswick and Ontario.

Website:	www.jeancoutu.com

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Source:	The Jean Coutu Group (PJC) Inc.

André Belzile
Senior Vice-President Finance and Corporate Affairs
The Jean Coutu Group (PJC) Inc.
(450) 646-9611, ext. 1129

Information:	Michael Murray
Investor Relations
(450) 646-9611, ext. 1068

Hélène Bisson
Media and Public Relations
(514) 842-8860, ext. 343